Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 18, 2013 relating to the financial statements and financial statement schedule of Springleaf Finance Corporation (Successor Company) and March 30, 2011, relating to the financial statements and financial statement schedule of Springleaf Finance Corporation (formerly American General Finance Corporation, Predecessor Company), which appear in Springleaf Finance Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
October 30, 2013